Confidential Treatment Requested

Exhibit 10.11

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT is made as of the 24th day of June, 2014, by and between NovoCure Limited, a corporation with a principal place of business at, Le Masurier House, La Rue Le Masurier, St. Helier, JE2 4YE Jersey (the “Company”), and William F. Doyle, with a principal place of business located at c/o WFD Ventures, 1500 Broadway, 29th Floor, New York, NY 10036 (“Consultant”).

RECITALS:

WHEREAS, Company develops and commercializes medical devices and Consultant has developed substantial expertise in areas related to the business of Company; and

WHEREAS, Company wishes to engage the services of Consultant, to provide the services set forth below, and Consultant wishes to provide such services;

NOW, THEREFORE, in consideration of the covenants herein after stated, the parties agree as follows:

1. Consulting Services. Consultant shall provide general consulting services to Company (the “Services”) related to the Company’s business. Consultant will provide, from time to time, assistance to Company in review and preparation of request for proposals for services related to Consultant’s specialty.

2. Consulting Fee, Expenses. In consideration of entering into this Agreement and the Services rendered to Company, Consultant shall provide services and receive compensation as described in the attached Exhibit A.

3. Indemnity. Consultant hereby represents and warrants to Company that the performance of the Services by Consultant will not violate any patent, copyright or other proprietary right of any third party. Consultant agrees to indemnify and hold Company, its successors and/or affiliated companies, harmless from and against any liabilities, losses and expenses, including legal fees, associated with (i) any claim or action for actual or alleged infringement of any patent, copyright or other proprietary right of any third party, (ii) any injury to or death of any person or persons, or for loss or damage to any property when such injury, death, loss, loss of use, or damage arises out of or is attributed to the negligence or willful misconduct of Consultant.

4. Proprietary Rights. All work arising from the Services performed hereunder and all materials and products developed or prepared for Company by Consultant in connection with the Services performed hereunder are the exclusive property throughout the work of Company, and all right, title and interest therein shall vest in Company. All documentation and other copyrightable materials developed or prepared by Consultant in connection with the Services performed hereunder shall be deemed to be “works made for hire” in the course of the Services rendered hereunder. To the extent that title to any works arising from the performance of the Services hereunder may not, by operation of law, vest in Company, or such works may not be considered “works made for hire,” all right, title and interest therein, including, without limitation, all copyrights, are hereby irrevocably assigned to Company. Any and all inventions, discoveries, processes, ideas, methods, designs and know-how, whether or not patentable, which Consultant may conceive or make either alone or in conjunction with others, during the term of this Agreement, which in any way pertain to or are connected with the Services, shall be the sole and exclusive property throughout the world of Company; and Consultant, whenever requested to do so by Company or any subsidiary and/or affiliate thereof, at Company’s expense, and without further compensation or consideration, shall promptly execute any and all applications, assignments and other instruments and perform such acts which Company shall deem necessary or advisable in order to apply

Confidential Treatment Requested

CONSULTING SERVICES AGREEMENT

for and obtain copyrights, letters, patent and other applicable statutory protection throughout the world for said inventions, ideas and discoveries, and in order to assign and convey to Company the sole and exclusive right, title and interest throughout the world in and to said inventions, discoveries, processes, ideas, methods, designs and know-how, or any applications, copyrights or patents thereof.

5. Confidentiality. All inventions, ideas and discoveries which shall become Company’s property pursuant to Exhibit A hereof shall be held secret and confidential by Consultant. Further, during and after the performance by Consultant of the Services and the term of this Agreement, Consultant will not use or disclose or allow anyone else to use or disclose to any third party any “Confidential Information” (as defined below) relating to Company, its products, its research and development, its supplies or customers and the Services to be provided hereunder except as may be necessary in the performance of the Services or as may be authorized in writing in advance by an appropriate officer of Company. Consultant acknowledges that the foregoing limitation expressly prohibits any use or disclosure of any Confidential Information by Consultant pursuant to lectures or scientific or technical papers or publications. “Confidential Information” includes any trade secrets, confidential information, knowledge, data or other information of Company relating to products, process, know-how, designs, formulas, test data, customer lists, business plans, marketing pans and strategies, pricing strategies or other subject matter pertaining to any business of Company or any clients, customers, consultants, licensees or affiliates. “Confidential Information” shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of Consultant. All written information, drawings, documents and other materials prepared by Consultant in the performance of the Services hereunder shall be Company’s sole and exclusive property, and will be delivered to Company upon expiration or termination of this Agreement, together with all Confidential Information, if any, that may have been furnished to Consultant hereunder. Consultant understands that he/she will be personally liable for any loss or damage to Company that may result from or be attributable to any disclosure of such information in violation of the provisions of this Agreement.

6. Other Agreements. Consultant hereby represents that Consultant is not a party to any other agreements or commitments that would hinder Consultant’s performance of the Services, other than those disclosed to Company in advance of the execution of this Agreement. During the term of this Agreement, Consultant agrees not to engage in consulting or the delivery of any other services or business activity which would interfere with the performance of the Services by Consultant.

7. Term and Termination. This Agreement shall commence on the date hereof and, unless earlier terminated as provided below, shall continue until December 31, 2014. Either party shall have the right to terminate this Agreement without cause at any time. Death, cessation of business, or insolvency of Consultant shall immediately terminate this Agreement. Upon termination, Company shall not be obligated to Consultant for any payments other than for Services actually performed prior to the date of termination in a manner satisfactory to Company. The provisions of Paragraphs 3,4 and 5 shall survive and continue after expiration or termination of this Agreement.

8. Taxes. Consultant is not entitled to unemployment insurance or workers’ compensation insurance and Consultant shall be solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and charges incident to the provision of and payment of compensation for Services, and to the operation of Consultant’s business, including but not limited to payment of workers’ compensation insurance premiums, social security taxes (FICA, FUTA, state disability, Medicare hospitalization), and federal and state income taxes (including quarterly estimated taxes).

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CONSULTING SERVICES AGREEMENT

9. Travel and Other Out-of-Pocket Expenses. Company shall reimburse Consultant for reasonable travel expenses incurred directly in connection with performance of Services only to extent that all such travel has been approved by Company in advance, and Consultant submits an expense account report detailing the costs incurred in connection with the approved travel, together with supporting statements, documentation, and receipts as are reasonably required by Company. For the avoidance of doubt, the Consultant acknowledges that the Company requires travel booked in coach or equivalent class and hotel lodgings not to exceed $400 per night. Non-travel out-of-pocket expenses by Consultant require advance approval by line item in writing by the authorized Company representative listed on Exhibit A. The Company is not required to reimburse any out-of-pocket expense that the Consultant incurs prior to obtaining written approval from the Company.

10. Written Reports. Upon request, Consultant shall promptly furnish Company with written reports pertaining to the Services in the detail and form that Company may reasonably require.

11. Compliance with Laws and Company Rules. In the event that rendition of the Services requires consultant to be located at Company facilities, Consultant shall comply with all applicable Federal and State laws and regulatory requirements and all safety and health regulations and other rules and policies prescribed by Company.

11A. Employer Liability. Consultant understands and acknowledges that Company is not obligated and does not intend to provide or maintain workers’ compensation insurance coverage with respect to Consultant. Consultant further understands and acknowledges that he/she is not covered under any of Company’s employee benefit plans, including but not limited to medical, dental, vision, accidental death and dismemberment, life insurance, disability, or pension benefit plans.

12. Disclosure. Consultant acknowledges and agrees that Company may publicly disclose that Consultant is providing services for Company.

13. Assignment. Consultant may not assign any of his/her obligations hereunder without the prior written consent of Company, which may be withheld in its sole discretion.

14. Notices. All notification and communications hereunder shall be in writing. All notifications made to Company under this Agreement shall be made to the following address:

NovoCure Limited

Le Masurier House, La Rue Le Masurier

St. Helier, JE2 4YE Jersey

Attention: Asaf Danziger, Director

With a copy to: General Counsel

All notifications made to Consultant shall be made to Consultant at the address set forth below:

William F. Doyle

c/o WFD Ventures

1500 Broadway

29th Floor

New York, NY 10036

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CONSULTING SERVICES AGREEMENT

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any controversy or claim between Company and Consultant or any of their employees arising out of or related to this Agreement or to services rendered by any of the parties, or concerning fees and costs owed or paid to Consultant shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association. The parties further agree that the locale of such arbitration shall be in New York County of New York State and that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of litigation or arbitration concerning the Agreement, reasonable attorney fees and costs shall be awarded to the prevailing party.

16. Modifications. No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

17. Severability. In the event any one or more of the provisions of this Agreement is held to be invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

18. Entire Agreement. This Agreement contains the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Consultant	NovoCure Limited

By: /s/ William F. Doyle	By:	/s/ Asaf Danziger
Name and Title: William F. Doyle		Asaf Danziger, Director
Social Security # or tax ID#: XXXXX

Date: June 12, 2014	Date:	24 June, 2014

Confidential Treatment Requested

CONSULTING SERVICES AGREEMENT

EXHIBIT A

WORK AUTHORIZATION

1.	Description / Scope of Services

Consultant to provide general consulting services to Company.

2.	Payment

Consultant will be paid a total of $300,000, payable in four quarterly installments of $75,000. Each installment will be paid within ten (10) business days of the 1st day of the applicable calendar quarter.

3.	NovoCure Limited Representative

The representative of NovoCure. who shall have full authority to request the Services to be provided and to terminate the Agreement is Asaf Danziger, Director, or any other person designated in writing by NovoCure.

Consultant		NovoCure Limited

By: /s/ William F. Doyle		By:	/s/ Asaf Danziger

Asaf Danziger, Director

Name and Title: William F. Doyle

Social Security # or tax ID: XXXXX

Date:	06/12/2014	Date:	24 June, 2014